 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2021, with respect to the consolidated financial statements of DeepGreen Metals Inc. included in the Amendment No.4 to the Registration Statement (Form S-4) of Sustainable Opportunities Acquisition Corp.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada

July 28, 2021